As filed with the Securities and Exchange Commission on May 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	13-1432060
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

521 West 57th St

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

INTERNATIONAL FLAVORS AND FRAGRANCES INC.

2015 STOCK AWARD AND INCENTIVE PLAN

(Full Title of the Plan)

Anne Chwat, Esq.

General Counsel

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Telephone: (212) 765-5500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.12 1⁄2 per share	2,350,589	$117.92	$277,181,454.88	$32,208.49(3)
Common stock, par value $0.12 1⁄2 per share	1,293,729(3)	N/A(3)	N/A(3)	N/A(3)

(1)	This registration statement (“Registration Statement”) covers (i) 1,500,000 shares of common stock, par value $0.12 1⁄2 (“Common Stock”) of International Flavors & Fragrances Inc. (the “Registrant”) which may be offered or sold from time to time pursuant to the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan (the “2015 Plan”), (ii) 1,293,729 shares of Common Stock (the “Carryover Shares”) that were previously registered by Registrant on a registration statement on Form S-8 (File No. 333-171297), filed and effective on December 21, 2010 (the “2010 Plan Registration Statement”), in connection with the offer and sale of shares of Common Stock pursuant to the International Flavors & Fragrances Inc. 2010 Stock Award and Incentive Plan (the “2010 Plan”) and which will now be offered or sold under the 2015 Plan and (iii) 850,589 shares of Common Stock that equals the number of shares of Common Stock that remain subject to outstanding awards under the 2010 Plan and under the International Flavors & Fragrances Inc. 2000 Stock Award and Incentive Plan (the “2000 Plan” and collectively with the 2010 Plan, the “Prior Plans”) as of March 11, 2015, which were previously registered by Registrant on the 2010 Plan Registration Statement or on the registration statement on Form S-8 (File No. 333-102825), filed and effective on January 30, 2003, in connection with the offer and sale of shares of Common Stock under the 2000 Plan (the “2000 Plan Registration Statement”, and collectively with the 2010 Plan Registration Statement, the “Prior Registration Statements”). The Prior Registration Statements will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to outstanding awards under the Prior Plans as of March 11, 2015; provided, however, that if such awards are cancelled, forfeited or expire, the shares of Common Stock subject to such awards will become available for issuance under the 2015 Plan. The Registrant is contemporaneously filing a post-effective amendment to the 2010 Plan Registration Statement to deregister the Carryover Shares with respect to the 2010 Plan Registration Statement.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of Common Stock as become issuable pursuant to the 2015 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 4, 2015.

(3)	The Registrant is paying registration fees solely with respect to (i) 1,500,000 shares of Common Stock being newly registered and (ii) 850,589 shares of Common Stock, which equals the number of shares of Common Stock that remain subject to outstanding awards under the Prior Plans as of March 11, 2015. Registration fees with respect to the Carryover Shares were paid in connection with the filing of the 2010 Plan Registration Statement.

EXPLANATORY NOTE

On May 6, 2015, the Registrant’s shareholders approved the 2015 Plan. No future awards of Common Stock will be made under the 2010 Plan. Pursuant to the 2015 Plan, any shares of Common Stock that remain available for issuance under the 2010 Plan as of March 11, 2015, the date the 2015 Plan was approved by the Registrant’s board of directors (the “Effective Date”) and any shares of Common Stock that become available in connection with the cancellation, forfeiture, or expiration of awards issued and outstanding as of the Effective Date under the Prior Plans are to be included in the number of shares of Common Stock available for issuance under the 2015 Plan. The purpose of this Registration Statement is to register (i) 1,500,000 shares of Common Stock newly available for issuance under the 2015 Plan, (ii) the Carryover Shares, which will now be available for issuance under the 2015 Plan and (iii) 850,589 shares of Common Stock, which equals the number of shares of Common Stock subject to outstanding awards under the Prior Plans as of the Effective Date. A post-effective amendment to the 2010 Plan Registration Statement to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement. The Prior Registration Statements will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to outstanding awards under the Prior Plans as of the Effective Date; provided, however, that if such awards are cancelled, forfeited or expire, the shares of Common Stock subject to such awards will become available for issuance under the 2015 Plan.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Commission on March 2, 2015 (the “Annual Report”);

(2)	The description of the Common Stock contained in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on April 30, 2010; and

(3)	All other reports and other documents subsequently filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the Common Stock to be issued under the Plan will be passed upon by Nanci Prado, the Registrant’s Deputy General Counsel. Ms. Prado is a full-time employee of the Registrant and may be eligible to participate in the various employee benefits plans that the Registrant offers generally to employees and owns and has equity and equity-based awards with respect to shares of Common Stock. Ms. Prado currently beneficially owns less than 1% of our outstanding Common Stock.

Item 6.  Indemnification of Directors and Officers.

Sections 721 to 725 of the New York Business Corporation Law (“NYBCL”) provide for indemnification of directors and officers, subject to certain limitations, for liabilities and expenses in connection with actions or proceedings involving them in such capacity.

Section 721 of the NYBCL provides that the statutory indemnification provisions of the NYBCL are not exclusive, provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding ( other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. The power to indemnify applies if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful, provided that no indemnification shall be made shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him or her establishes (i) that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) that his or her acts violated Section 719 of the NYBCL. The Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for damages for any breach of duty as a director that occurred prior to May 13, 1988, provided that nothing shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL.

The Registrant’s By-Laws permit the Registrant to provide certain persons, including the Registrant’s directors and officers with the right to indemnification and advancement of expenses under certain circumstances and permit the Registrant to provide further indemnification and advancement rights by separate agreement. On July 22, 2008, the Registrant’s board of directors approved a form of indemnification agreement to be entered into by the Registrant, on the one hand, and each of the Registrant’s directors and officers, which provides that the Registrant will indemnify the indemnitee against certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts that may be incurred by such person in connection with civil, criminal or other claims or other proceedings that may result from such person’s service as a director and/or officer of the Registrant or in such other capacities as the Registrant may request, except if such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled.

The Registrant also maintains directors and officers liability insurance which insurances against certain liabilities that directors or officers of the Registrant may incur in their capacities as such.

The 2015 Plan also provides that the Registrant shall indemnify members of the committee that administers the 2015 Plan and each other director or employee of the Registrant to whom any duty or power relating to the administration or interpretation of the 2015 Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the committee that administers the 2015 Plan) arising out of any action, omission, or determination relating to the 2015 Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, or employee in bad faith and without reasonable belief that it was in the best interests of the Registrant.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference into this Item 8.

Item 9.  Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 6, 2015.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/Andreas Fibig
Andreas Fibig Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard O’Leary, Interim Chief Financial Officer, Vice President and Controller and Anne Chwat, Senior Vice President, General Counsel and Corporate Secretary, individually, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andreas Fibig Andreas Fibig	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 6, 2015

/s/ Richard O’Leary Richard O’Leary	Interim Chief Financial Officer, Vice President and Controller (Principal Financial Officer & Principal Accounting Officer)	May 6, 2015

/s/ Marcello V. Bottoli Marcello V. Bottoli	Director	May 6, 2015

/s/ Dr. Linda Buck Dr. Linda Buck	Director	May 6, 2015

/s/ Roger W. Ferguson, Jr. Roger W. Ferguson, Jr.	Director	May 6, 2015

/s/ John F. Ferraro John F. Ferraro	Director	May 6, 2015

/s/ Christina Gold Christina Gold	Director	May 6, 2015

/s/ Henry W. Howell, Jr. Henry W. Howell, Jr.	Director	May 6, 2015

/s/ Katherine M. Hudson Katherine M. Hudson	Director	May 6, 2015

/s/ Dale F. Morrison Dale F. Morrison	Director	May 6, 2015

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing

4.1	Restated Certificate of Incorporation of the Registrant	Incorporated by reference to Exhibit 10(g) to Registrant’s Report on Form 10-Q, filed with the Commission on August 12, 2002.

4.2	By-Laws of the Registrant	Incorporated by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 7, 2014.

4.3	Specimen Certificate of the Registrant’s Common Stock	Incorporated by reference to Exhibit 4(b) to the Registrant’s Registration Statement on Form S-3 (File No. 333-46932), filed with the Commission on September 29, 2000.

4.4	International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan	Incorporated by reference to Annex I to the Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on March 18, 2015.

5.1	Opinion of Nanci Prado, Esq. Deputy General Counsel of the Registrant	Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Filed herewith.

23.2	Consent of Nanci Prado, Esq. (included in Exhibit 5.1)	Filed herewith.

24.1	Power of Attorney (filed as part of signature pages)	Filed herewith.